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[BANCO INBURSA S.A. LETTERHEAD]
                                                                    Exhibit 10.7

January 17, 2001


Allen Craft
CFO
Prodigy Communications Corporation


Dear Allen:

Hereby we notify you that Banco Inbursa has approved the extension of the line of credit that Prodigy Communications Corporation has available, under the following terms and conditions:

Borrower:            Prodigy Communications Corporation

Amount:              $150,000,000.00 (One Hundred and Fifty Million dollars)

Maturity:            June 15, 2002

Rate:                Determined case by case under Market Conditions.

Terms of Borrowing:  Borrower may borrow, repay and reborrow.

Purpose of the Loan: Working capital and general corporate needs

This line of credit will be the only line available for Prodigy Communications Corporation as it is an extension of the actual one.


Best Regards


/s/ Luis Frias Humphrey

Luis Frias Humphrey
VP International